Exhibit 4.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is dated 16 July 2026 and is entered into by and between Ridgetech, Inc., an exempted company incorporated in the Cayman Islands (the “Company”), and Mr. Lingtao Kong (the “Subscriber”).

WHEREAS, the Company proposes to issue preferred shares designated as the Series A Preferred Shares, with the rights, preferences, privileges, restrictions and conditions set forth in the Statement of Rights attached hereto as Schedule 1 (the “Statement of Rights”);

WHEREAS, the Company desires to issue the Series A Preferred Shares to the Subscriber to support continuity of leadership and corporate stability, encourage the Subscriber’s continued service, enhance the Company’s ability to respond to hostile or unsolicited change of control transactions, and minimize economic dilution to existing shareholders;

WHEREAS, the Audit Committee has reviewed this Agreement and the related party aspects of the transactions contemplated hereby, including potential conflicts of interest, and has approved the issuance of the Series A Preferred Shares to the Subscriber;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1. Subscription. Subject to the terms of this Agreement, the Subscriber agrees to subscribe for, and the Company agrees to issue and sell to the Subscriber, 100,000 Series A Preferred Shares of the Company, each with a par value of US$0.001 (the “Subscribed Shares”).

2. Rights Attaching to Shares. The Subscribed Shares shall be issued with the rights, preferences, privileges, restrictions and conditions set out in the Statement of Rights and shall also be subject to the Company’s memorandum and articles of association as in effect from time to time.

3. Purchase Price and Closing. The aggregate subscription price for the Subscribed Shares shall be US$100, being US$0.001 per Subscribed Share, payable by the Subscriber in immediately available funds on the date of this Agreement or such later date as the Company may designate in writing (the “Closing Date”). On the Closing Date, against receipt of the subscription price, the Company shall issue the Subscribed Shares to the Subscriber, enter the Subscriber in its register of members as the holder of the Subscribed Shares and, unless otherwise determined by the Company, no share certificate shall be issued in respect of the Subscribed Shares.

4. Subscriber Representations and Undertakings. The Subscriber represents and warrants to the Company that:

(a) Authority. The Subscriber has full power and authority to enter into and perform this Agreement.

(b) Investment Intent. The Subscriber is acquiring the Subscribed Shares for the Subscriber’s own account for investment purposes only and not with a view to, or for, any distribution or resale in violation of applicable securities laws.

(c) Accredited Investor Status. The Subscriber is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

(d) Investment Experience and Risk. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares and is able to bear the economic risk of such investment and a complete loss thereof.

(e) Restricted Securities. The Subscriber understands that the Subscribed Shares have not been registered under the Securities Act or applicable state securities laws and may not be offered, sold or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration.

(f) Statement of Rights. The Subscriber agrees to be bound by the Statement of Rights, including the conversion mechanics, any Top-Up Payment obligations and the transfer restrictions applicable to the Subscribed Shares.

5. Miscellaneous. The following provisions apply to this Agreement:

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subscription of the Subscribed Shares and supersedes all prior and contemporaneous understandings, whether written or oral, with respect to that subject matter.

(b) Amendments. This Agreement may only be amended, modified or waived by a written instrument signed by the Company and the Subscriber.

(c) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, when sent by email without notice of delivery failure, or one business day after being sent by a reputable overnight courier, in each case to the address or email address designated by the relevant party from time to time in writing.

(d) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A signature delivered by electronic mail in portable document format or by other electronic means intended to preserve the signed document shall be deemed to be an original signature for all purposes.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

RIDGETECH, INC.

By:	/s/ Ming Zhao
Name:	Ming Zhao
Title:	Chief Financial Officer

SUBSCRIBER

/s/ Lingtao Kong
Lingtao Kong

SCHEDULE 1

STATEMENT OF RIGHTS ATTACHING TO SERIES A PREFERRED SHARES
OF RIDGETECH, INC.

This Statement of Rights (this “Statement of Rights”) sets forth the rights, preferences, privileges, restrictions and conditions attaching to the Series A Preferred Shares (defined below) of Ridgetech, Inc. (the “Company”), an exempted company incorporated in the Cayman Islands, as designated by the board of directors of the Company (the “Board”) in accordance with the Fifth Amended and Restated Articles of Association of the Company (the “Articles”).

1	Series A Preferred Shares

2,000,000 Preferred Shares of a par value of US$0.001, each containing the rights, preferences, privileges, restrictions and conditions set out in this Statement of Rights (the “Series A Preferred Shares”) to be issued out of the authorised and unissued Preferred Shares of the Company.

2	Ranking

The Series A Preferred Shares shall rank pari passu with the Ordinary Shares, and to all other classes or series of shares of the Company, in all respects, including with respect to the payment of dividends, distributions upon a liquidation, dissolution or winding up of the Company, redemption or any other rights, save that upon a liquidation, dissolution or winding up, the amount repayable in respect of each Series A Preferred Share shall be limited to the amount that would be repayable in respect of the number of Ordinary Shares into which such Series A Preferred Share is then convertible (being the number of Series A Preferred Shares held multiplied by the Conversion Ratio then in effect).

3	Voting Rights

3.1	Each holder of a Series A Preferred Share shall have the right to receive notice of, attend, speak and vote at any general meeting of the Company, whether by poll or on a show of hands.

3.2	Each holder of a Series A Preferred Share shall vote together with the holders of the Ordinary Shares as a single class on all matters submitted to a vote of Members, unless otherwise required by applicable law or the Articles. The Series A Preferred Shares shall not carry any separate class vote in respect of any resolution, save to the extent that a separate class vote is required by applicable law or the Articles in connection with any variation of the rights attaching to the Series A Preferred Shares.

3.3	At any general meeting:

(a)	on a show of hands every holder of a Series A Preferred Share that is present in person (or being a corporation, is present by a duly authorised representative) or by proxy shall have one hundred (100) votes per Series A Preferred Share held; and

(b)	on a poll every holder of a Series A Preferred Share that is present in person (or being a corporation, by its duly authorised representative) or by proxy shall have one hundred (100) votes for every Series A Preferred Share held.

4	Conversion Rights

4.1	Voluntary Conversion. Each holder of Series A Preferred Shares shall have the right, at any time and from time to time, to convert all or any portion of their Series A Preferred Shares held by such holder into fully paid Ordinary Shares equal to the Conversion Ratio then in effect by delivering written notice to the Company (a “Conversion Notice”) at least fifteen (15) days prior to the proposed Conversion Date (as defined below). The Conversion Notice shall specify the number of Series A Preferred Shares to be converted and shall be signed by or on behalf of the relevant holder.

4.2	Automatic Conversion. Each Series A Preferred Share shall automatically convert into the number of fully paid Ordinary Share equal to the Conversion Ratio then in effect upon the occurrence of any of the following events (each, an “Automatic Conversion Event”), with the effective date of such conversion being the “Conversion Date”:

(a)	Cessation of Service: the initial holder of the Series A Preferred Shares (the “Subscriber”) ceases to serve as an executive officer or director of the Company for any reason whatsoever, including by reason of resignation, removal (with or without cause), death or permanent incapacity, with the Conversion Date being the date on which such cessation of service takes effect; or

(b)	Board-Approved Change of Control: the closing of a transaction constituting a change of control of the Company that has been recommended, approved or consented to by the Board prior to or at the time of such closing (a “Board-Approved Change of Control”), with the Conversion Date being the date on which such Change of Control closes (the “Change of Control Closing Date”), provided that, for the avoidance of doubt, any hostile takeover, unsolicited tender offer, unsolicited exchange offer or any other unsolicited change of control transaction not recommended or approved by the Board shall expressly be excluded from the definition of Board-Approved Change of Control, in each case without any further act or formality required on the part of the holder of the Series A Preferred Shares, the Company, or any other person.

For purpose of this Statement of Rights, the “Conversion Ratio” shall initially be one (1) Ordinary Share per Series A Preferred Share, provided that the Conversion Ratio shall be adjusted proportionately in the event of any subdivision, split, consolidation, share dividend, reclassification, reorganization, or other recapitalization event affecting the Ordinary Shares, such that the holder of Series A Preferred Shares shall at all times be entitled to receive, upon conversion, the number of Ordinary Shares it would have received had it converted its Series A Preferred Shares into Ordinary Shares immediately prior to such event, and the Company shall provide written notice to the holder of any such adjustment promptly following the occurrence of such event.

4.3	Top-Up Payment.

(a)	If, on any conversion of Series A Preferred Shares into Ordinary Shares (whether pursuant to a voluntary conversion pursuant to paragraph 4.1 or an automatic conversion pursuant to paragraph 4.2), the aggregate par value of the Ordinary Shares to be issued upon such conversion exceeds the aggregate par value of the Series A Preferred Shares being converted, then, as a condition precedent to the issuance of such Ordinary Shares, the converting holder shall pay to the Company an amount in cash equal to such excess (the “Top-Up Payment”). Upon the Company’s receipt of the Top-Up Payment, the Ordinary Shares issued upon conversion shall be issued as fully paid.

If, on any such conversion, the aggregate par value of the Series A Preferred Shares being converted exceeds the aggregate par value of the Ordinary Shares to be issued upon such conversion, then (i) no amount shall be payable by the Company to the converting holder in respect of such difference, and (ii) such difference shall be credited to the share premium account of the Company (or otherwise treated as share premium) in accordance with applicable law.

For purposes of this Statement of Rights, “par value” means the nominal or par value of a share as set forth in the Company’s Memorandum regarding its authorized share capital from time to time.

(b)	The Company shall calculate, in good faith, the Top-Up Payment (if any) as of the Conversion Date and shall notify the converting holder of such amount (a “Top-Up Notice”) promptly (and, in the case of an automatic conversion, as soon as reasonably practicable following the Conversion Date). The Top-Up Notice shall set out reasonable supporting detail for the calculation, including the applicable par values and the number of shares being issued on conversion.

(c)	The Top-Up Payment, if applicable, shall be paid in immediately available funds to an account designated by the Company:

(i)	in the case of a voluntary conversion, on or prior to the applicable Conversion Date (or such later date as the Company and the holder may agree in writing); and

(ii)	in the case of an automatic conversion, within five (5) business days following delivery of the Top-Up Notice (or such later date as the Company and the holder may agree in writing).

(d)	If a Top-Up Payment is not paid in full by the deadline set forth above, then, notwithstanding anything to the contrary in this Statement of Rights, no Ordinary Shares shall be issued upon such conversion and the relevant Series A Preferred Shares shall be automatically surrendered and cancelled for no consideration and shall thereupon cease to be issued and outstanding; provided that the Board may, in its sole discretion, waive or extend such payment deadline and permit the relevant holder to make such Top-Up Payment on such later date and on such terms as the Board may determine.

4.4	In connection with any Board-Approved Change of Control, and without prejudice to the automatic conversion mechanics set out in paragraph 4.2(b), each holder of the Series A Preferred Shares hereby irrevocably undertakes and covenants that, from the date on which the Board formally issues its recommendation, approval or consent in respect of such Board-Approved Change of Control until the earlier of (i) the Change of Control Closing Date, and (ii) the date on which the Board formally withdraws, modifies or revokes such recommendation, approval or consent in its entirety, the holder shall not exercise any voting rights attaching to the Series A Preferred Shares in any manner that is contrary to, or inconsistent with, the Board’s recommendation in respect of such Board-Approved Change of Control, whether at any general meeting of the Company, by written resolution or otherwise. For the avoidance of doubt, this paragraph 4.4 shall not restrict or limit the holder’s voting rights in respect of any transaction that does not constitute a Board-Approved Change of Control, including any hostile takeover or unsolicited change of control transaction referred to in paragraph 4.2(b), in respect of which the holder shall retain full and unrestricted voting rights in accordance with paragraph 3.3.

4.5	With effect from the Conversion Date:

(a)	the applicable Series A Preferred Shares that are the subject of the relevant Automatic Conversion Event shall be cancelled and will cease to exist;

(b)	the Company will issue to the former holder of the Series A Preferred Shares such number of Ordinary Shares as calculated pursuant to paragraph 4.1 or paragraph 4.2, as applicable; and

(c)	the Company will enter, or procure the entry of, the name of the holder of the Series A Preferred Shares as the holder of the relevant number of Ordinary Shares resulting from the conversion of the Series A Preferred Shares in the Register of Members.

4.6	Upon conversion, the Ordinary Shares issued from such conversion shall rank pari passu in all respects with all other Ordinary Shares then in issue, without limitation, with respect to voting rights, dividend entitlements and transferability. For the avoidance of doubt, the converted shares shall no longer carry the enhanced voting rights attributable to the Series A Preferred Shares and shall be transferable in accordance with the Articles and applicable law.

5	Transfer Restrictions

5.1	No holder of the Series A Preferred Shares may sell, assign or transfer any Series A Preferred Shares to any person without the prior written consent of the Board, which may be withheld for whatever reason at its sole discretion (excluding the vote of any holder of the Series A Preferred Shares); provided, however, that the Subscriber may transfer Series A Preferred Shares to one or more trusts, family holding companies or other entities established and controlled by the Subscriber solely for bona fide tax or estate planning purposes, so long as the Subscriber retains sole voting control and sole investment control over such entities. As a condition to any such transfer, the transferee must, prior to or concurrently with the transfer, execute and deliver to the Company a joinder agreement, in form and substance reasonably satisfactory to the Company, pursuant to which the transferee agrees to be bound by all terms, conditions, restrictions and obligations applicable to the Series A Preferred Shares, including the transfer restrictions set forth in this paragraph 5 and all obligations of the Subscriber under any subscription agreement or other agreement relating to the Series A Preferred Shares.

5.2	The Board will refuse to register any transfer of any Series A Preferred Shares which are purported to be made in violation of paragraph 5.1.

6	Variation

The rights attaching to the Series A Preferred Shares, as set out in this Statement of Rights, may only be varied in accordance with article 10 of the Articles.

7	Governing Law

This Statement of Rights shall be governed by and construed in accordance with the laws of the Cayman Islands.

8	Interpretation

The provisions of this Statement of Rights are supplemental to, and shall be read together with, the Articles and to the extent that any provision of this Statement of Rights conflicts with any mandatory provision of the Law or the Articles, such mandatory provision shall prevail.

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